Exhibit 10.2

GENERAL RELEASE OF ALL CLAIMS

1.General Release by Employee.  In consideration of those certain payments and benefits to be provided under the Executive Transition and Separation Agreement, dated as of January 14, 2022 (the “Transition Agreement”), by and between Matthew McLaughlin (“Executive”), DoubleVerify Inc. (the “Company”) and DoubleVerify Holdings, Inc. (“Holdings”), Executive, with the intention of binding Executive and Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Holdings, the Company and all of their respective subsidiaries and affiliates (collectively, the “Company Affiliated Group”), Providence Equity Partners and the investment funds affiliated with Providence Equity Partners, Blumberg Capital and the investment funds affiliated with Blumberg Capital and the present and former officers, directors, executives, agents, shareholders, members, attorneys, employees, employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known, unknown, suspected or unsuspected which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Released Party (an “Action”), including, without limitation, arising out of or in connection with Executive’s service as an employee, officer and/or director of any member of the Company Affiliated Group (or the predecessors thereof), including (i) the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary, incentive payments or option or restricted stock unit awards or other equity awards or benefits, (iii) for breach of contract (whether oral or written and whether express or implied), promissory estoppel, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning harassment, discrimination, retaliation and other unlawful or unfair labor and employment practices), any and all Actions based on the Executive Retirement Income Security Act of 1974 (“ERISA”), and any and all Actions arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act, the Family and Medical Leave Act and the Age Discrimination in Employment Act (“ADEA”), the Fair Credit Reporting Act (“FCRA”), the Family and Medical Leave Act (“FMLA”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Sarbanes Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Workers Adjustment and Retraining Notification Act (“WARN”), and any and all federal, state and local laws, rules, regulations or common law relating to discrimination, retaliation, whistleblowing, defamation, misrepresentation, fraud, tortious interference, wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, and any and all claims you may have against any of the Released Parties, excepting only:

(a)rights of Executive under the Transition Agreement;

(b)rights of Executive to receive shares upon the vesting, exercise and/or settlement of any outstanding equity awards granted to him under the April 2020 RSU Agreement, the December 2020 RSU Agreement or the 2021 Plan (as such terms are defined in the Transition Agreement) in accordance with the terms of such awards;

(c)the right of Executive to receive benefits required to be provided in accordance with applicable law;

(d)rights to indemnification Executive may have (i) under applicable corporate law, (ii) under the by-laws or certificate of incorporation of Holdings, the Company or any of their respective affiliates or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(e)claims for benefits under any health, disability, retirement, supplemental retirement, deferred compensation, life insurance or other, similar Executive benefit plan or arrangement of the Company Affiliated Group, excluding severance pay or termination benefits;

(f)claims for the reimbursement of unreimbursed business expenses incurred prior to the date of termination pursuant to applicable policy of the Company Affiliated Group;

(g)claims that cannot be waived as a matter of law.

2.No Admissions, Complaints or Other Claims.  Executive acknowledges and agrees that this General Release of All Claims (this “Release of Claims”) is not to be construed in any way as an admission of any liability whatsoever by any Released Party, any such liability being expressly denied.  Executive also acknowledges and agrees that Executive has not, with respect to any transaction or state of facts existing prior to the date hereof, (i) filed any Actions against any Released Party with any governmental agency, court or tribunal or (ii) assigned or transferred any Action to a third party.

3.Application to all Forms of Relief.  This Release of Claims applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4.Specific Waiver.   Executive specifically acknowledges that Executive’s acceptance of the terms of this Release of Claims is, among other things, a specific waiver of any and all Actions under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or Action which by law Executive is not permitted to waive, except that, with respect to any such right or Action under Title VII, ADEA,

ADA and any state or local law or regulation in respect of discrimination, Executive does, to the extent permitted by applicable law, waive any right to money damages.

5.Voluntariness.  Executive acknowledges and agrees that Executive is relying solely upon Executive’s own independent judgment and is legally competent to sign this Release of Claims.  Executive agrees that (a) Executive is signing this Release of Claims of Executive’s own free will; (b) Executive has read and understood the Release of Claims before signing it; and (c) Executive is signing this Release of Claims in exchange for consideration that Executive believes is satisfactory and adequate.  Executive also acknowledges and agrees that Executive has been informed of the right to consult with legal counsel and has been encouraged and advised to do so before signing this Release of Claims.

6.Complete Agreement/Severability.  This Release of Claims constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Release of Claims other than the Transition Agreement.  All provisions and portions of this Release of Claims are severable.  If any provision or portion of this Release of Claims or the application of any provision or portion of this Release of Claims shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release of Claims shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

7.Acceptance and Revocability.  Executive acknowledges that Executive has been given a period of at least twenty-one (21) days within which to consider this Release of Claims, unless applicable law requires a longer period, in which case Executive shall be advised of such longer period and such longer period shall apply.  Executive may accept this Release of Claims at any time within this period of time by signing the Release of Claims and returning it to the Employer.  This Release of Claims shall not become effective or enforceable until seven (7) calendar days after Executive signs it.  Executive may revoke Executive’s acceptance of this Release of Claims at any time within that seven (7) calendar day period by sending written notice to the Company at the address below The Company’s signature, with a copy to andy.grimmig@doubleverify.com.  Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this Release of Claims for all purposes.

8.Governing Law.  Except for issues or matters as to which U.S. Federal law is applicable, this Release of Claims shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Release of Claims as of the date written below.

/s/ Matthew McLaughlin
Matthew McLaughlin

Dated:	Jan 14, 2022

Acknowledged and accepted

DOUBLEVERIFY INC.

By:	/s/ Mark Zagorski
Name:	Mark Zagorski
Title:	Chief Executive Officer

233 Spring Street
New York, NY 10013
Attention: General Counsel